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           For Foreign Governments and Political Subdivisions Thereof

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 18-K/A

                               AMENDMENT NO. 2 TO
                                  ANNUAL REPORT
                                       of
                            PROVINCE OF NEW BRUNSWICK
                                    (Canada)
                              (Name of Registrant)

                                ---------------

                 Date of end of last fiscal year: March 31, 2006


                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)


                          Amounts as to which                Names of exchanges
Title of Issue          registration is effective           on which registered
--------------         ---------------------------         ---------------------

    N/A                           N/A                               N/A


          Name and address of persons authorized to receive notices and communications from Securities and Exchange Commission:

                                   John McNab
                              Deputy Consul General
                           Canadian Consulate General
                           1251 Avenue of the Americas
                            New York, New York 10020

                                ---------------

                                   Copies to:


  Christopher J. Cummings                            John Dicaire
  Shearman & Sterling LLP                       Assistant Deputy Minister
   Commerce Court West                             Treasury Division
     199 Bay Street                             Province of New Brunswick
    Toronto, Ontario                                 P.O. Box 6000
     Canada M5L IE8                             Fredericton, New Brunswick
                                                    Canada E3B 5H1


* The Registrant is filing this annual report on a voluntary basis.

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                            PROVINCE OF NEW BRUNSWICK

     The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended March 31, 2006 (the "Annual Report"), by adding as an exhibit the consent of Deloitte & Touche LLP to the inclusion of its report on the financial statements of NB Power Holding Corporation for the fiscal year ended March 31, 2006 in Exhibit (i) to Amendment No. 1 to the Annual Report on Form 18-K of the registrant, filed with the Commission on December 18, 2006, and to the incorporation by reference of such report in the registration statement of the registrant on Schedule B, filed with the Commission on December 13, 2006.





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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton, New Brunswick.



                                   PROVINCE OF NEW BRUNSWICK
                                   (Name of registrant)



January 31, 2007                   By:    /s/ Leonard Lee-White
                                       -----------------------------------------
                                       Name:  Leonard Lee-White
                                       Title: Managing Director, Debt Management
                                              Capital Markets Division
                                              Treasury Division,
                                              Department of Finance


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                                  EXHIBIT INDEX


     Exhibit 23.1     Consent of Deloitte & Touche LLP.